Exhibit 23.1




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Mcglen Internet Group, Inc.
City of Industry, California 91745

We hereby consent to the incorporation by reference in the post-effective amendment No. 1 registration statements of Mcglen Internet Group, Inc. on Form S-3 to Form SB-2 (File No. 333-41070.) of our report dated March 16, 2001, except for Notes 2 and 7 which are as of March 26, 2001, on our audits of the consolidated balance sheets of Mcglen Internet Group, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the years then ended, which report is incorporated by reference in this Annual Report on Form 10-KSB. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO Seidman, LLP

Los Angeles, California
April 6, 2001